Registration No. 333-148364

Registration No. 333-178411

Registration No. 333-207695

As filed with the Securities and Exchange Commission on October 25, 2019

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (Registration No. 333-148364)

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (Registration No. 333-178411)

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (Registration No. 333-207695)

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NETSCOUT SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	04-2837575
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

310 Littleton Road, Westford, MA 01886

(Address of principal executive offices) (Zip code)

NetScout Systems, Inc. 2007 Equity Incentive Plan, as amended

NetScout Systems, Inc. 2019 Equity Incentive Plan

(Full title of the plan)

Anil K. Singhal, President and Chief Executive Officer

NetScout Systems, Inc.

310 Littleton Road

Westford, MA 01886

(978) 614-4000

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

Miguel J. Vega, Esq.

Cooley LLP

500 Boylston Street

Boston, MA 02116

(617) 937-2319

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

NetScout Systems, Inc. (the “Registrant) hereby amends its registration statements on Form S-8 (File Nos. 333-148364, 333-178411 and 333-207695) (collectively, the “Registration Statements”) by filing this Post-Effective Amendment No. 1 to such Registration Statements to reflect that the NetScout Systems, Inc. 2007 Equity Incentive Plan, as amended (the “2007 Plan”) was replaced by the NetScout Systems, Inc. 2019 Equity Incentive Plan (the “2019 Plan”).

On September 12, 2019 (the “Effective Date”), NetScout’s stockholders approved the 2019 Plan, which is a successor to and continuation of the 2007 Plan. No additional awards will be granted under the 2007 Plan. The maximum number of shares of NetScout’s common stock that may be issued pursuant to the 2019 Plan will not exceed (A) 6,794,651 shares (which number is the sum of (i) the number of shares (1,294,651) subject to the 2007 Plan’s available reserve and (ii) an additional 5,500,000 new shares), plus (B) the following shares of our common stock subject to any outstanding award granted under the 2007 Plan or 2019 Plan (i) any shares subject to such award that are not issued because such award expires or otherwise terminates without all of the shares covered by such award having been issued; (ii) any shares subject to such award that are not issued because such award is settled in cash; (iii) any shares issued pursuant to such award that are forfeited back to or repurchased by us because of a failure to vest; and (iv) any shares that are reacquired or withheld (or not issued) by us to satisfy a tax withholding obligation in connection with any such award that is a full value award (such shares previously subject to outstanding awards granted under the 2007 Plan, the “Carryover Shares”).

Accordingly, pursuant to the undertaking in Item 512(a)(1)(iii) of Regulation S-K that the Company disclose a material change in the plan of distribution as originally disclosed in the Registration Statements, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statements to reflect that, as of the Effective Date, the Carryover Shares may be issued under the 2019 Plan and to file as an exhibit hereto a copy of the 2019 Plan. This Post-Effective Amendment No. 1 to the Registration Statements amends and supplements the items listed below. All other items of the Registration Statement are incorporated herein by reference without change.

Contemporaneously with the filing of this Post-Effective Amendment No. 1 to the Registration Statements, the Registrant is filing a Registration Statement on Form S-8 to register 5,500,000 shares of Common Stock authorized for issuance pursuant to the 2019 Plan, which amount excludes the Carryover Shares. No additional shares of Common Stock are being registered by this Post-Effective Amendment No. 1 to the Registration Statements.

PART II

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents (File No. 000-26251) filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)):

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2019, filed with the Commission on May 28, 2019;

(b) The information specifically incorporated by reference into the Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2019 from the Registrant’s definitive proxy statement on Schedule 14A, filed with the Commission on July  24, 2019;

(c) The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2019, filed with the Commission on August 8, 2019;

(d) the Registrant’s Current Report on Form 8-K, filed with the Commission on September 16, 2019; and

(e) The description of the Registrant’s Common Stock which is contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on June 3, 1999, including all amendments and reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Set forth below is a description of how the Registrant’s Third Amended and Restated Certificate of Incorporation, as amended (the “Charter”), the General Corporation Law of the State of Delaware (the “DGCL”) and certain agreements entered into between the Registrant and its directors and officers treat the indemnification of the Registrant’s directors and officers. This description is intended as a summary only and is qualified in its entirety by reference to the Charter and the DGCL.

Section 102 of the DGCL permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

As permitted by the DGCL, the Charter provides that: (i) the Registrant is required to indemnify its directors and officers (and persons serving at the request of the Registrant as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) to the fullest extent permitted by the DGCL; (ii) the Registrant may, upon satisfaction of certain conditions, advance all expenses incurred by its directors and officers (and persons serving at the request of the Registrant as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) in connection with certain legal proceedings; (iii) the rights conferred in the Charter are not exclusive; and (iv) the Registrant is authorized to enter into indemnification agreements with its directors and officers and may (but is not required), to the extent authorized by the Registrant’s Board of Directors, grant any of the above-referenced indemnification rights to other employees, agents or other service providers of the Registrant.

The Registrant has entered into indemnification agreements with all of its directors and executive officers and maintains insurance for each director and executive officer.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS

Exhibit Number	Description

4.1	Composite conformed copy of Third Amended and Restated Certificate of Incorporation of NetScout (as amended) (filed as Exhibit 3.2 to Registrant’s current report on Form 8-K (File No. 000-26251), filed with the Commission on September 21, 2016, and incorporated herein by reference).

4.2	Amended and Restated By-laws of NetScout (filed as Exhibit 3.1 to Registrant’s current Report on Form 8-K (File No. 000-26251), filed with the Commission on October 30, 2017 and incorporated herein by reference).

5.1*	Opinion of Cooley LLP.

5.2**	Opinion of Cooley Godward Kronish LLP (filed with Registration No. 333-148364)

5.3**	Opinion of Cooley LLP (filed with Registration No. 333-178411)

5.4**	Opinion of Cooley LLP (filed with Registration No. 333-207695)

23.1*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.2*	Consent of Cooley LLP (Reference is made to Exhibit 5.1).

24.1*	Power of Attorney (Reference is made to the signature page hereto).

99.1*	NetScout Systems, Inc. 2019 Equity Incentive Plan.

99.2	NetScout Systems, Inc. 2007 Equity Incentive Plan, as amended (filed as Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A (File No. 000-26251), filed with the Commission on July 28, 2015 and incorporated herein by reference).

99.3	NetScout Systems, Inc. Amended and Restated 2011 Employee Stock Purchase Plan (filed as Exhibit 10.1 to NetScout’s Current Report on Form 8-K, SEC File No. 000-26251, filed on September 13, 2018 and incorporated herein by reference).

*	Filed herewith
**	Previously filed

ITEM 9.	UNDERTAKINGS

1.	The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westford, Commonwealth of Massachusetts, on October 25, 2019.

NETSCOUT SYSTEMS, INC.

By:	/s/ Anil K. Singhal
Anil K. Singhal
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Anil K. Singhal and Jean Bua, and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Post-Effective Amendment No. 1 to the Registration Statements and any and all amendments (including post-effective amendments) to the underlying registration statements on Form S-8 (File Nos. 333-148364, 333-178411 and 333-207695), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statements has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Anil K. Singhal Anil K. Singhal	President, Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	October 25, 2019

/s/ Jean Bua Jean Bua	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 25, 2019

/s/ Michael Szabados Michael Szabados	Vice Chairman of the Board of Directors	October 25, 2019

/s/ Robert E. Donahue Robert E. Donahue	Director	October 25, 2019

/s/ John R. Egan John R. Egan	Director	October 25, 2019

/s/ Alfred Grasso Alfred Grasso	Director	October 25, 2019

/s/ Joseph G. Hadzima, Jr. Joseph G. Hadzima, Jr.	Director	October 25, 2019

/s/ Christopher Perretta Christopher Perretta	Director	October 25, 2019

/s/ Susan L. Spradley Susan L. Spradley	Director	October 25, 2019

/s/ Vivian Vitale Vivian Vitale	Director	October 25, 2019